W&T Offshore Announces Third Quarter 2018 Results and Fourth Quarter 2018 Guidance

HOUSTON, Oct. 31, 2018 /PRNewswire/ -- W&T Offshore, Inc. (NYSE: WTI) today reported its third quarter 2018 operational and financial results, fourth quarter and full year 2018 production and expense guidance. Some of the key highlights included:

  On October 18, 2018, W&T closed on a major debt refinancing, which reduced total debt principal outstanding from $903 million to $625 million plus $61 million drawn on a revolving bank credit facility, simplified the capital structure, and extended the maturities of our revolving bank credit facility and high yield debt to 2022 and 2023, respectively, while maintaining strong liquidity in excess of $200 million.
  Net income for the third quarter of 2018 was $46.3 million, or $0.32 per share compared to a net loss of $1.3 million or $0.01 loss per share in the third quarter of 2017. Net income for the third quarter of 2018 included $0.1 million of income tax expense compared to $5.5 million for the third quarter of 2017. Excluding special items, adjusted net income for the third quarter of 2018 was $44.1 million and earnings were $0.30 per share.
  Revenues for the third quarter of 2018 were $153.5 million, up $43.2 million, or 39% compared to the third quarter of 2017. Oil and natural gas liquids ("NGLs") sales made up 84% of revenues, compared to 77% in the third quarter of 2017. Our realized crude oil price was $69.57 per barrel, up 52% from the third quarter 2017.
  Operating income for the third quarter of 2018 was $ 57.1 million, an increase of 264% or $41.4 million, over the third quarter of 2017.
  Production for the third quarter of 2018 averaged 36,508 barrels of oil equivalent ("Boe") per day (or 3.4 million Boe for the quarter), 61% of which was oil and NGLs. Production was flat with the third quarter of 2017 on lower capital expenditures.
  Cash flow from operating activities for the first nine months of 2018 was $294.9 million, increasing over 126% from the first nine months of 2017.
  Adjusted EBITDA for the third quarter of 2018 was $92.2 million, up $35.0 million, or 61% compared to the third quarter of 2017. Our Adjusted EBITDA margin was 60% for the third quarter of 2018, up from 52% in third quarter of 2017. For the first nine months of 2018, our Adjusted EBITDA was $262.7 million, up $67.1 million or 34% over the same period in 2017. (See definitions and reconciliations of non-GAAP measures to GAAP measures at the end of this news release.)
  On September 28, 2018, W&T closed on the sale of non-core overriding royalty interests in the Permian Basin for net proceeds received to date of $50.5 million.
  Since the end of the second quarter of 2018, W&T participated in the drilling of three successful wells.

Tracy W. Krohn, W&T Offshore's Chairman and Chief Executive Officer, stated, "We are very pleased to have completely refinanced our debt, which included the successful and over-subscribed issuance of $625 million of new 9.75% senior second lien notes due November 2023 and a newly established revolving bank credit facility with a borrowing base of $250 million. We dramatically simplified our debt structure and reduced total debt principal outstanding from $903 million to $625 million plus $61 million currently drawn on the revolving bank credit facility. Our current liquidity is over $200 million, and with continued strong positive cash flow, we anticipate exiting 2018 with a much-improved balance sheet and the financial strength to pursue meaningful growth opportunities. W&T has a long history of completing acquisitions of producing assets in the Gulf of Mexico with upside potential and a demonstrated track record for significantly enhancing the value of those assets while boosting cash flow. We believe that market conditions in the Gulf are currently favorable for acquisitions and with our improved financial liquidity, we are very well positioned to benefit."

"Our continued drilling success and ability to put new projects online quickly in a positive commodity price environment has allowed us to significantly increase our cash flow. Since the end of the second quarter we drilled three more successful wells that are adding reserves and production. At the Mahogany field, our newly drilled A-19 well found high quality net pay in multiple sands. The first completion in the A-19 well will be in the 'T' sand. The 'T' sand was found up-dip from known oil which we believe further demonstrates that Mahogany is a world class asset. Additionally, we drilled another successful well at the Ewing Bank 910 field with an exploration discovery that also exceeded our pre-drill estimates. The ST 320 A-2 exploratory well logged approximately 163 vertical feet of pay sands. Both of these wells are currently being completed and are expected to be on production before year-end 2018. We will then continue our drilling programs in both of these fields. At our Virgo field we drilled the A-12 well, which found 60 feet of net vertical pay sands is in final stage of completion activity and is expected to be on production in November. The Virgo field rig is now drilling the A-13 well, which assuming success, would add production in early 2019. The A-12 and A-13 wells are part of the Monza Drilling Joint Venture," concluded Mr. Krohn.

Production, Prices and Revenues: Production for the third quarter of 2018 was 3.4 million Boe, flat with the third quarter of 2017. Third quarter 2018 production was comprised of 1.7 million barrels of oil, 0.3 million barrels of NGLs and 7.9 billion cubic feet ("Bcf") of natural gas. Oil and NGLs production comprised 61% of total production in the third quarter of 2018 compared to 60% of total production in the third quarter of 2017.

Production for the third quarter of 2018 exceeded the mid-point of the production guidance and was partially driven by less storm outage than was projected for the period.

Production increases over the prior year period primarily came from our newly acquired 9.375% non-operated working interest in the Heidelberg field and our Ship Shoal 300 field (with the completion of the SS 300 B-5ST in November 2017). These gains were offset by production decreases primarily due to natural production declines.

For the third quarter of 2018, our realized crude oil sales price was $69.57 per barrel (a 52% increase over the third quarter of 2017), our realized NGL sales price was $31.70 per barrel and our realized natural gas sales price was $2.85 per Mcf. Our combined average realized sales price was $45.32 per Boe, which represents a 40% increase over the $32.43 per Boe sales price that we realized in the third quarter of 2017.

Revenues for the third quarter of 2018 increased 39% to $153.5 million compared to $110.3 million in the third quarter of 2017 as a result of the 40% increase in our realized commodity sales price per Boe.

Lease Operating Expenses: Lease operating expense, which includes base lease operating expenses, insurance premiums, workovers and facilities maintenance, was $37.4 million in the third quarter of 2018 compared to $35.1 million in the third quarter of 2017. The increase was primarily due to higher workover expenses. On a component basis, base lease operating expenses were $29.6 million, insurance premiums were $3.1 million, workovers were $1.2 million and facilities maintenance was $3.5 million. Facilities maintenance tends to be seasonal and is typically lower during the winter months.

Depreciation, depletion, amortization and accretion ("DD&A"): DD&A, including accretion for asset retirement obligations, was $11.01 per Boe of production for the third quarter of 2018 compared to $10.88 per Boe for the third quarter of 2017.

General and Administrative Expenses ("G&A"): G&A was $16.0 million for the third quarter of 2018, an increase of 2% compared to $15.6 million in the third quarter of 2017. The increase was primarily due to an accrual for an executive's separation settlement, an increase in medical claims and the termination of an office lease.

Derivative (gain) loss: In the third quarter of 2018, we recorded a net gain of $0.3 million on our outstanding crude oil commodity derivative contracts. This compared to a net loss of $2.9 million in the third quarter of 2017 on the derivative contracts that expired at the end of 2017. A list of our derivative positions may be found on our website at www.wtoffshore.com in the investor relations section under "other reports" tab.

Income Tax: Income tax expense was $0.1 million in the third quarter of 2018 compared to income tax expense of $5.5 million in the third quarter of 2017. We are not forecasting any current income tax expense and our deferred expense is fully offset by a valuation allowance. Consequently, our effective tax rate is not meaningful. The balance sheet at September 30, 2018, reflects current income tax receivables of $65.2 million, which relates to our net operating loss claims for plug and abandonment work that qualifies as specified liability losses for tax purposes, allowing net operating losses to be carried back to prior years.

Net Income & Earnings Per Share: Our net income for the third quarter of 2018 was $46.3 million, or $0.32 per common share. Excluding special items, our adjusted net income was $44.1 million, or $0.30 per share. For the third quarter of 2017, our net loss was $1.3 million, or $0.01 loss per share; excluding special items, adjusted net income for the third quarter of 2017 was $6.0 million, or $0.04 per share. (See the "Reconciliation of Net Income (loss) to Net Income Excluding Special Items" and related earnings per share, excluding special items in the table under "Non-GAAP Information" at the end of this news release for a description of the special items.)

Cash Flow and Adjusted EBITDA: Net cash provided by operating activities for the nine months ended September 30, 2018 was $294.9 million, an increase of 126% compared to $130.3 million for the nine months ended September 30, 2017. The increase is primarily due to higher realized prices for crude oil and NGLs, lower spending on plug and abandonment activities and $27.0 million in cash advance from joint venture partners.

Adjusted EBITDA for the third quarter of 2018 was $92.2 million and Adjusted EBITDA margin was 60%, compared to Adjusted EBITDA of $57.2 million and Adjusted EBITDA margin of 52% for the third quarter of 2017. Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and are defined in the "Non-GAAP Information" section at the end of this news release.

Liquidity: On October 18, 2018, we closed on a major debt refinancing, which reduced total debt principal outstanding from $903 million to $625 million, simplified the capital structure and extended the maturities of our revolving credit facility and high yield debt to 2022 and 2023, respectively, while maintaining strong liquidity.

We issued $625 million of new 9.75% senior second lien notes due November 2023. The net proceeds from the issuance, along with cash on hand and borrowings on the revolving credit facility are being used to retire all of the Company's previously outstanding notes.

Concurrently, the Company entered into a Sixth Amended and Restated Credit Agreement which provides for a revolving credit and letter of credit facility with an initial borrowing base of $250 million. The revolving credit facility will mature on October 18, 2022. Currently, we have $61 million borrowings on the revolving bank credit facility and $9.7 million of letters of credit outstanding.

Total liquidity on October 18, 2018 was $220.1 million, consisting of an unrestricted cash balance of $40.8 million and $179.3 million of availability under our revolving bank credit facility.

Capital Expenditures: Our capital expenditures for oil and gas properties on an accrual basis for the nine months of 2018 were $59.2 million, compared to $79.1 million for the 2017 period. In addition, we acquired a 9.375% interest in the Heidelberg field for $16.8 million. The 2018 period reflects a net reimbursement from Monza Energy LLC of approximately $20 million for W&T's costs associated with wells drilled or were being drilled prior to the partial interests being contributed by W&T to Monza. During the nine months ended September 30, 2018, we completed the SS 359 A-17 well, drilled and completed the SS 359 A-5 ST well, and drilled the SS 359 A-19 well at Mahogany field; drilled and completed the A-10 ST well and the A-12 well at Viosca Knoll 823 ("Virgo"); and drilled the ST 320 A-2 well at Ewing Bank 910 field. At September 30, 2018 there were two wells being completed and one well being drilled.

OPERATIONS UPDATE

We are currently operating or participating in three active drilling programs in the Gulf of Mexico, as described below.

Ship Shoal 349 "Mahogany" (operated, shelf, 100% working interest): The SS 359 A-19 well was drilled to total depth and found high quality net pay in multiple field pay sands with better than expected reservoir characteristics. Currently, the well is being completed and should be on production before year-end 2018. Following the A-19 well completion, the platform rig will drill the A-20 development well targeting the T-Sand.

Ewing Bank 910 Field Area (non-operated wells, deepwater, in JV Drilling Program): The ST 320 A-2 exploratory well was successfully drilled from the South Timbalier 311 platform that is part of the Ewing Bank 910 field. The well logged approximately 163 vertical feet of net pay, which also exceeded pre-drill estimates, and is currently being completed. We expect to have the well on production via existing infrastructure before year-end 2018. W&T has a 10.8% interest in the ST 320 A-2 well before certain thresholds are met.

Following the completion of the ST 320 A-2 well, the rig will spud the ST 320 A-3 well, another low-risk exploration opportunity in the Ewing Bank 910 field. We believe stratigraphic information from a high quality thick Miocene sand that was penetrated in another offset well has reduced the risk on the ST 320 A-3 prospect. W&T has a 10.8% interest in the ST 320 A-3 well before certain thresholds are met.

Viosca Knoll 823 "Virgo" (operated, shelf, in JV Drilling Program): The Virgo field platform rig drilled and completed the A-12 well in block VK 779, which is currently on flow-back. The well found 60 feet of net vertical pay. The rig has commenced drilling the A-13 well, which is expected to reach total depth in November or December of 2018 with production expected to commence by year-end 2018 or early 2019. W&T has a 16% interest in the A-12 and a 23.9% interest in the A-13 well before certain thresholds are met.

Well Recompletions and Workovers: During the third quarter of 2018 we performed four recompletions that added approximately 1,673 Boe per day of initial production and six workovers that added approximately 265 Boe per day of initial production.

Fourth Quarter and Full Year 2018 Production and Expense Guidance

Our guidance for the fourth quarter and full year 2018 in the table below represents the Company's best estimate of the range of likely future results. Guidance could be affected by the factors described below in "Forward-Looking Statements".

Production	Fourth Quarter 2018	Prior Full Year 2018	Revised Full Year 2018

Oil and NGL's (MMBbls)	1.9 - 2.1	7.8 - 8.6	7.9 - 8.1

Natural Gas (Bcf)	7.4 - 8.2	32.2 - 35.6	32.0 - 32.8

Total (Bcfe)	18.8 - 20.7	79.0 - 87.4	79.4 - 81.4

Total (MMBoe)	3.1 - 3.5	13.2 - 14.6	13.2 - 13.6

Operating Expenses ($ in millions)	Fourth Quarter 2018	Prior Full Year 2018	Revised Full Year 2018

Lease operating expenses	$38 - $42	$159 - $176	$143 - $158

Gathering, transportation &
production taxes	$6 - $7	$23 - $26	$22 - $25

General and administrative	$14 - $15	$56 - $62	$57 -$63

Income tax rate benefit		0%	0%

Conference Call Information: W&T will hold a conference call to discuss our financial and operational results on Thursday, November 1, 2018, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To participate, dial 412-902-0030 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company's website at www.wtoffshore.com. A replay of the conference call will be available after the call through November 9, 2018 and may be accessed by calling 201-612-7415 and using the passcode 13683861#.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. The Company currently has working interests in 48 producing fields in federal and state waters and has under lease approximately 650,000 gross acres, including approximately 440,000 gross acres on the Gulf of Mexico Shelf and approximately 210,000 gross acres in the deepwater. A majority of the Company's daily production is derived from wells it operates. For more information on W&T Offshore, please visit the Company's website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore's Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(In thousands, except per share data)

Revenues:
Oil	$119,482	$78,055	$333,406	$248,648
NGLs	10,087	6,605	28,481	22,401
Natural gas	22,641	24,113	71,485	83,129
Other	1,249	1,508	3,912	3,819
Total revenues	153,459	110,281	437,284	357,997

Operating costs and expenses:
Lease operating expenses	37,430	35,134	109,855	106,817
Gathering, transportation costs and production taxes	6,211	4,448	17,090	16,939
Depreciation, depletion, amortization and accretion	36,969	36,489	114,807	116,843
General and administrative expenses	15,990	15,631	45,248	45,379
Derivative (gain) loss	(288)	2,879	5,931	(4,765)
Total costs and expenses	96,312	94,581	292,931	281,213
Operating income	57,147	15,700	144,353	76,784

Interest expense	11,630	11,554	35,100	34,284
Gain on exchange of debt	-	-	-	7,811
Other (income) expense, net	(885)	(41)	(1,093)	5,073
Income before income tax expense (benefit)	46,402	4,187	110,346	45,238
Income tax expense (benefit)	142	5,484	363	(11,079)
Net income (loss)	$46,260	$(1,297)	$109,983	$56,317

Basic and diluted earnings (loss) per common share	$0.32	$(0.01)	$0.76	$0.39

Weighted average common shares outstanding	138,972	137,575	138,917	137,547

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Operating Data
(Unaudited)

	Three Months Ended
	September 30,			Variance Percentage(2)
	2018	2017	Variance
Net sales volumes:
Oil (MBbls)	1,717	1,700	17	1.0%
NGL (MBbls)	318	299	19	6.4%
Oil and NGLs (MBbls)	2,036	1,999	37	1.9%
Natural gas (MMcf)	7,939	8,130	(191)	-2.3%
Total oil and natural gas (MBoe) (1)	3,359	3,354	5	0.1%
Total oil and natural gas (MMcfe) (1)	20,152	20,125	27	0.1%

Average daily equivalent sales (Boe/d)	36.5	36.5	0.0	0.1%
Average daily equivalent sales (MMcfe/d)	219.0	218.8	0.3	0.1%

Average realized sales prices:
Oil ($/Bbl)	$69.57	$45.92	$23.65	51.5%
NGLs ($/Bbl)	31.70	22.07	9.63	43.6%
Oil and NGLs ($/Bbl)	63.65	42.35	21.30	50.3%
Natural gas ($/Mcf)	2.85	2.97	(0.12)	-4.0%
Barrel of oil equivalent ($/Boe)	45.32	32.43	12.89	39.7%
Natural gas equivalent ($/Mcfe)	7.55	5.40	2.15	39.8%

Average per Boe ($/Boe):
Lease operating expenses	$11.14	$10.48	$0.66	6.3%
Gathering and transportation costs and production taxes	1.85	1.33	0.52	39.1%
Depreciation, depletion, amortization and accretion	11.01	10.88	0.13	1.2%
General and administrative expenses	4.76	4.66	0.10	2.1%

Average per Mcfe ($/Mcfe):
Lease operating expenses	$1.86	$1.75	$0.11	6.3%
Gathering and transportation costs and production taxes	0.31	0.22	0.09	40.9%
Depreciation, depletion, amortization and accretion	1.83	1.81	0.02	1.1%
General and administrative expenses	0.79	0.78	0.01	1.3%

(1) MMcfe and MBoe are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding).  The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly.

(2) Variance percentages are calculated using rounded figures and may result in slightly different figures for comparable data.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Operating Data
(Unaudited)

	Nine Months Ended
	September 30,			Variance Percentage(2)
	2018	2017	Variance
Net sales volumes:
Oil (MBbls)	5,012	5,428	(416)	-7.7%
NGL (MBbls)	985	1,024	(39)	-3.8%
Oil and NGLs (MBbls)	5,998	6,451	(453)	-7.0%
Natural gas (MMcf)	24,648	28,005	(3,357)	-12.0%
Total oil and natural gas (MBoe) (1)	10,106	11,119	(1,013)	-9.1%
Total oil and natural gas (MMcfe) (1)	60,633	66,714	(6,081)	-9.1%

Average daily equivalent sales (Boe/d)	37.0	40.7	(3.7)	-9.1%
Average daily equivalent sales (MMcfe/d)	222.1	244.4	(22.3)	-9.1%

Average realized sales prices:
Oil ($/Bbl)	$66.52	$45.81	$20.71	45.2%
NGLs ($/Bbl)	28.91	21.88	7.03	32.1%
Oil and NGLs ($/Bbl)	60.34	42.01	18.33	43.6%
Natural gas ($/Mcf)	2.90	2.97	(0.07)	-2.4%
Barrel of oil equivalent ($/Boe)	42.88	31.85	11.03	34.6%
Natural gas equivalent ($/Mcfe)	7.15	5.31	1.84	34.7%

Average per Boe ($/Boe):
Lease operating expenses	$10.87	$9.61	$1.26	13.1%
Gathering and transportation costs and production taxes	1.69	1.52	0.17	11.2%
Depreciation, depletion, amortization and accretion	11.36	10.51	0.85	8.1%
General and administrative expenses	4.48	4.08	0.40	9.8%

Average per Mcfe ($/Mcfe):
Lease operating expenses	$1.81	$1.60	$0.21	13.1%
Gathering and transportation costs and production taxes	0.28	0.25	0.03	12.0%
Depreciation, depletion, amortization and accretion	1.89	1.75	0.14	8.0%
General and administrative expenses	0.75	0.68	0.07	10.3%

(1) MMcfe and MBoe are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding).  The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly.

(2) Variance percentages are calculated using rounded figures and may result in slightly different figures for comparable data.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2018	2017
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$339,063	$99,058
Receivables:
Oil and natural gas sales	49,482	45,443
Joint interest	16,493	19,754
Income taxes	65,240	13,006
Total receivables	131,215	78,203
Prepaid expenses and other assets	19,699	13,419
Total current assets	489,977	190,680

Property and equipment	8,166,969	8,123,875
Less accumulated depreciation, depletion and amortization	7,644,188	7,544,859
Net property and equipment	522,781	579,016
Restricted deposits for asset retirement obligations	20,577	25,394
Income tax receivable	-	52,097
Other assets	69,014	60,393
Total assets	$1,102,349	$907,580

Liabilities and Shareholders' Deficit
Current liabilities:
Accounts payable	$95,502	$79,667
Undistributed oil and natural gas proceeds	34,225	20,129
Advances from joint interest partners	31,012	3,998
Asset retirement obligations	30,207	23,613
Current maturities of long-term debt:
Principal	189,829	-
Carrying value adjustments	34,985	22,925
Current maturities of long-term debt - carrying value	224,814	22,925
Accrued liabilities	31,058	17,930
Total current liabilities	446,818	168,262
Long-term debt:
Principal	713,365	889,790
Carrying value adjustments	45,758	79,337
Long-term debt, less current portion - carrying value	759,123	969,127

Asset retirement obligations, less current portion	283,009	276,833
Other liabilities	73,175	66,866
Commitments and contingencies	-	-
Shareholders' deficit:
Common stock, $0.00001 par value; 200,000,000 shares authorized; 142,022,971 issued and 139,153,798 outstanding at September 30, 2018; 141,960,462 issued and 139,091,289 outstanding at December 31, 2017	1	1
Additional paid-in capital	549,569	545,820
Retained earnings (deficit)	(985,179)	(1,095,162)
Treasury stock, at cost	(24,167)	(24,167)
Total shareholders' deficit	(459,776)	(573,508)
Total liabilities and shareholders' deficit	$1,102,349	$907,580

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2018	2017
	(In thousands)

Operating activities:
Net Income	$109,983	$56,317
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	114,807	116,843
Gain on exchange of debt	-	(7,811)
Amortization of debt items and other items	1,796	1,271
Share-based compensation	3,808	5,449
Derivative (gain) loss	5,931	(4,765)
Cash receipts (payments) on derivative settlements, net	(3,091)	3,924
Deferred income taxes	363	321
Changes in operating assets and liabilities:
Oil and natural gas receivables	(4,039)	3,906
Joint interest receivables	3,261	8
Insurance reimbursements	-	31,740
Income taxes	(139)	320
Prepaid expenses and other assets	(8,467)	2,194
Escrow deposit - Apache lawsuit	-	(49,500)
Asset retirement obligation settlements	(22,764)	(56,226)
Cash advances from JV partners	27,014	(786)
Accounts payable, accrued liabilities and other	66,389	27,115
Net cash provided by operating activities	294,852	130,320

Investing activities:
Investment in oil and natural gas properties and equipment	(59,161)	(79,088)
Changes in operating assets and liabilities associated with investing activities	(20,261)	5,679
Acquisition of property interest	(16,782)	-
Proceeds from sale of assets	50,474	-
Purchases of furniture, fixtures and other	-	(905)
Net cash used in investing activities	(45,730)	(74,314)

Financing activities:
Payment of interest on 1.5 Lien Term Loan	(6,171)	(6,170)
Payment of interest on 2nd Lien PIK Toggle Notes	(2,920)	(7,335)
Payment of interest on 3rd Lien PIK Toggle Notes	-	(6,201)
Other	(26)	(372)
Net cash used in financing activities	(9,117)	(20,078)
Increase in cash and cash equivalents	240,005	35,928
Cash and cash equivalents, beginning of period	99,058	70,236
Cash and cash equivalents, end of period	$339,063	$106,164

W&T OFFSHORE, INC. AND SUBSIDIARIES
Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are "Net Income Excluding Special Items," "EBITDA" and "Adjusted EBITDA." Our management uses these non-GAAP financial measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income (Loss) to Net Income Excluding Special Items

"Net Income Excluding Special Items" does not include the unrealized commodity derivative (gain) loss, bad debt reserve, gain on exchange of debt, lawsuits and settlements, and penalties, litigation and related interest and associated income tax adjustments. Net Income Excluding Special Items is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In thousands, except per share amounts)
	(Unaudited)

Net income (loss)	$46,260	$(1,297)	$109,983	$56,317
Unrealized commodity derivative (gain) loss	(2,230)	4,595	2,840	(841)
Bad debt reserve	111	385	654	860
Gain on exchange of debt	-	-	-	(7,811)
Apache lawsuit	-	-	-	6,285
EC 321 settlement	-	-	-	(1,109)
Penalties, litigation and related interest	-	-	579	1,820
Income tax adjustment for the items above	6	(1,743)	(12)	279
Income tax adjustment for effective tax rate for the quarter	-	4,019	-	-
Net income excluding special items	$44,147	$5,959	$114,044	$55,800

Basic and diluted income per common share, excluding special items	$0.30	$0.04	$0.79	$0.39

W&T OFFSHORE, INC. AND SUBSIDIARIES
Non-GAAP Information

Reconciliation of Net Income (Loss) to Adjusted EBITDA

We define EBITDA as net income plus income tax expense (benefit), net interest expense, and depreciation, depletion, amortization and accretion. Adjusted EBITDA excludes the unrealized commodity derivative (gain) loss, bad debt reserve, gain on exchange of debt, lawsuits and settlements, and civil penalties and other litigation. We believe the presentation of EBITDA and Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures. We believe this presentation is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenues.

The following table presents a reconciliation of our net income (loss) to EBITDA and Adjusted EBITDA along with our Adjusted EBITDA margin.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In thousands)
	(Unaudited)

Net income (loss)	$46,260	$(1,297)	$109,983	$56,317
Income tax expense (benefit)	142	5,484	363	(11,079)
Net interest expense	10,949	11,513	34,211	34,231
Depreciation, depletion, amortization and accretion	36,969	36,489	114,807	116,843
EBITDA	94,320	52,189	259,364	196,312

Adjustments:
Unrealized commodity derivative (gain) loss	(2,230)	4,595	2,840	(841)
Bad debt reserve	111	385	654	860
Gain on exchange of debt	-	-	-	(7,811)
Apache lawsuit	-	-	-	6,285
EC 321 settlement	-	-	-	(1,109)
Civil penalties and other litigation	-	-	(194)	1,820
Adjusted EBITDA	$92,201	$57,169	$262,664	$195,516

Adjusted EBITDA Margin	60%	52%	60%	55%

CONTACT:	Lisa Elliott	Janet Yang
	Dennard Lascar Investor Relations	VP & CFO
	lelliott@dennardlascar.com	investorrelations@wtoffshore.com
	713-529-6600	713-624-7326